Exhibit 10.1.24

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATEMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

GLOBAL XPRESS SUBSCRIPTION SERVICES AGREEMENT

INMARSAT SA

and

GOGO LLC.

Agreement Number INM/12-5417

33.	Language and Communications	47

34.	Entire Agreement	47

35.	Relationship of Parties	47

36.	Order of Precedence	47

37.	Governing Law	47

ANNEXES

ANNEX 0	Scope of Services

ANNEX 1	Product and Service Description(s)

ANNEX 2	Wholesale Prices

ANNEX 3	VAR Obligations and Performance

ANNEX 4	VAR Technical Performance Criteria

ANNEX 5	[***]

ANNEX 6	Brand Guidelines

ANNEX 7	Information and Technological Security

ANNEX 8	Trade Mark Licence Agreement

ANNEX 9	Not Used

ANNEX 10	Inmarsat Operational Policies and Procedures

THIS AGREEMENT is made on this 18th day of December 2012

BETWEEN:

1.	Inmarsat SA, a limited liability company established under the laws of Switzerland whose registered office is at [insert address) (the “Company”); and

2.	Gogo LLC. a corporation incorporated under the laws of the State of Delaware whose principal office is at 1250 N. Arlington Heights Rd., Suite 500, Itasca, Illinois 60143, U.S. (“the VAR”).

WHEREAS:

(A)	The Company intends to operate a telecommunications network, comprising a satellite constellation and terrestrial infrastructure capable of providing communications services on a near global basis. Access to the facilities and services provided by this network is to be made available to end users via a number of means, including value added resellers to be appointed by the Company.

(B)	The VAR wishes to use the Services to provide on a near-global basis, in-flight telecommunications services to passengers and crew on commercial aircraft, whether via service providers and/or direct to end-users subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1.	In this Agreement:

“Affiliate” Affiliate means a Person that directly, or indirectly through one (1) or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person;

“Agreement” means this agreement and its Annexes;

“API” means application programming interface;

“Brand Guidelines” means the branding and brand usage guidelines as set out in Annex 6 – Brand Guidelines;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are generally open for business in London;

“Charges” means the charges payable by the VAR to the Company as set out in Annex 2 – Wholesale Prices;

“Control” has the meaning set out in section 1124 of the Corporation Tax Act 2010 (and the terms “change of Control”, “Controlling,” “Controlled by,” and “under common Control with” shall be construed accordingly);

“Effective Date” means the date on which this Agreement is made (as set forth at the start of this Agreement);

“Global Coverage” means the provision by the Company of the Global Xpress Services accessible through its full global satellite constellation, which shall consist of at least three Satellites and shall provide the coverage shown in Annex 1;

“Global Launch” means the date of the Global Xpress commercial service introduction once Global Coverage has been achieved;

“Governmental Authorisation” means any approval, consent, licence, permit, waiver, or other authorisation issued, granted, given, or otherwise made available by or under the authority of any Governmental Body;

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory power;

“GX Operational Systems” means the business, operational and management systems, including the Business Support System (“BSS”), Operational Support System (“OSS”) and Network Management System (“NMS”);

“Inmarsat Indemnified Parties” means the Company and any Affiliate of the Company, and their officers, directors, employees or agents;

“Inmarsat Network” means all or any part of the terrestrial or Satellite based communications network over which the Services are provided, whether directly or indirectly owned or operated by the Company, or via or in conjunction with third parties;

“Inmarsat Operational Policies and Procedures” means the technical and operating policies and procedures in relation to the Service(s) as are in force and made available by the Company from time to time including, but not limited to, the operational policies and procedures particularised in Annex 10 – Inmarsat Operational Policies and Procedures;

“Insolvency Event” means the events listed in Clause 17.1.3 -17.1.11;

“Intellectual Property” means all patents, rights to inventions, utility models, copyrights and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

“Ocean Region” means the coverage area of a single Satellite;

“Operational Emergency” means a situation which, in the reasonable opinion of the Company, acting in good faith, has caused or is likely to cause damage, unavailability, delay, interruption or interference to the Inmarsat Network or Space Segment;

“Parties” means the VAR and the Company, and “Party” shall mean either of them, as applicable;

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organisation, association, pool, syndicate, sole proprietorship or government or agency or political subdivision thereof or any other form of organisation not specifically listed;

“Regional Coverage” means the Satellite coverage by a single Satellite and over a single continuous area over the surface of the Earth, and where such area belongs to a single homogenous geopolitical group, such as Europe, Africa, or the Middle East.

“Satellite” means an object located beyond the Earth’s atmosphere that is used for radio communications and, more particularly for the purpose of this Agreement, includes any satellite that is owned, leased and/or operated by or on behalf of the Company now and in the future, including subsequent generation satellites;

“Satellite Access Station” or “SAS” means a ground station interfacing with one or more Satellites, with an interface to the terrestrial network in support of any Service;

“Satellite Terminal” means a terminal suitable for operation with and use over the Company’s satellite service;

[***];

“Service Providers” means those Persons who purchase the Services from the VAR to resell those Services, and those Persons who are engaged by the VAR to resell or facilitate the sale of the Services on behalf of the VAR (provided that such term shall not include any commercial airline or owner/operator of any charter business on which the VAR’s telecommunications services are provided to passengers or crew);

“Service Provider Contract” means the agreement in place between the VAR and each Service Provider in respect of the Services;

“Service Term” means the period(s) of time for which the VAR is authorised to distribute the Services (or particular part of the Services) as set out in Annex 0 – Scope of Services;

“Services” means the Ka band satellite and any other services to be provided by the Company to the VAR and which the VAR shall make available to its customers pursuant to this Agreement and as set out in Annex 0 – Scope of Services. Service means any one of the Services;

“Space Segment” means the Satellites and all other centralised infrastructure owned, leased, or operated by or on behalf of the Company to support the operation of the Satellites and the Services;

“Subscriber” means a Person who contracts electronically or otherwise to subscribe to the Services via the VAR or via a Service Provider appointed by the VAR;

“Subscriber Contract” means the agreement in place between the VAR or Service Provider on the one hand and any Subscriber on the other;

“Technological Fraud” means, the fraudulent or unauthorised use of the Services, associated hardware and software or any of them;

“Term” means the term of this Agreement as described in Clause 2;

“Trade Marks” means the trade marks or trade mark applications set out in the Trade Mark Licence Agreement;

“Trade Mark Licence Agreement” means the licence terms for use of the Trade Marks set out in Annex 8 – Trade Mark Licence Agreement;

“Value Added Resellers” means those third parties authorised by the Company to distribute satellite communications services;

“VAR Code” means a unique code issued by the Company to the VAR for the purposes of identifying the VAR within the GX Operational Systems;

“VAR Commercial Availability” shall be deemed to have occurred when all of the following conditions have been satisfied:

(i)	Global Coverage and Global Launch have occurred; and

(ii)	the Satellite Terminals manufactured by Honeywell are commercially available to the VAR and certifiable on commercial aircraft; and

(iii)

the Company holds Government Authorizations necessary to provide, or there is no prohibition on the provision of, the radio communications link from the antenna of the Satellite Terminal to the associated SAS in states and territories such that, in relation to such Governmental Authorizations or lack of prohibition, there is no material effect on the VAR’s QBP (as set out in Annex 3 – VAR Obligations and Performance) or the VAR is not at a material competitive disadvantage (any material effect on the VAR’s QBP or material competitive disadvantage shall be demonstrated by the VAR to the Company’s reasonable satisfaction) compared with using a third party supplier of Ka-band or Ku-band satellite capacity for commercial air transport broadband services;

“VAR indemnified Parties” means the VAR and any Affiliate of the VAR, and their officers, directors, employees or agents; and

“WUI” means web user interface.

1.2.	In this Agreement a reference to:

1.2.1.	a statutory provision includes a reference to the statutory provision as modified or reenacted, or both, from time to time after the date of this Agreement and any subordinate legislation made or other thing done under the statutory provision after the date of this Agreement;

1.2.2.	a document is a reference to that document as modified or replaced from time to time;

1.2.3.	the terms “including” and “includes” and words of similar import shall be deemed to be followed by “without limitation”;

1.2.4.	the singular includes the plural and vice verso (unless the context otherwise requires); and

1.2.5.	a Clause or Annex, is a reference to a Clause of, or Annex to, this Agreement (unless the context otherwise requires).

1.3.	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	Term

2.1.	This Agreement shall commence on the Effective Date and continue until the Company terminates the same by giving not less than twelve (12) months written notice to the VAR, such notice not to expire before the end of the Service Term stated in Annex 0 – Scope of Services, unless this Agreement is terminated earlier under an applicable provision herein (the “Term”).

2.2.	Notwithstanding the Term of this Agreement, the VAR shall only be authorised to distribute the Services:

2.2.1.	in accordance with the market sector and sub-segment restrictions and geographical restrictions set out in Annex 0; and

2.2.2.	until the earlier of (i) the end of the Term; or (ii) the end of the Service Term applicable to that part of the Service.

3.	Appointment of VAR

3.1.	The Company grants to the VAR the non-exclusive right to access the Inmarsat Network solely for the provision and distribution of the Services in accordance with the terms of this Agreement including, without limitation, any time, geographical, market or other restrictions set out in Annex 0 – Scope of Services.

3.2.	For the avoidance of doubt, nothing in this Agreement shall prevent or restrict the Company, either itself or via an Affiliate or jointly with other Persons, from selling or otherwise providing Services to third parties other than via the VAR.

3.3.	The VAR agrees to market and promote the Services on the terms and conditions contained in this Agreement.

3.4.	The VAR shall not appoint a Service Provider without first obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld.

3.5.	The VAR Code shall be used for the purposes of this Agreement only.

3.6.	No rights or licences are granted by the Company to the VAR other than those expressly provided for in this Agreement.

3.7.	The VAR may describe itself as the Company’s “Authorised VAR” or “Authorised Value Added Reseller” for the Services, but shall not hold itself out as the Company’s agent for sales of the Services, or as being entitled to bind the Company in any way save as expressly provided for in this Agreement.

3.8.	Nothing in this Agreement shall entitle the VAR, its Service Providers or Subscribers to any priority of supply in relation to the Services as against other VARs, VARs’ Service Providers or Subscribers respectively, or as against any other Person in respect of services provided by the Company other than under this Agreement.

3.9.	The Parties recognise that there may be a requirement for the provision of hardware, including Satellite Terminals, hosting or other services by the Company. If so agreed, such arrangements will be by separate agreement(s).

4.	Company’s Obligations

The Company shall:

4.1.	obtain all necessary network identification, and addressing codes to enable proper routing of VAR/Service Provider traffic;

4.2.	provide the Services to the VAR during the Service Term on the terms and conditions set out in this Agreement;

4.3.	provide a secure WUI and a machine to machine interface for terminal and service management and monitoring;

4.4.	provide system/network availability as set out in [***];

4.5.	provide to the VAR the Inmarsat Operational Policies and Procedures and instruction manuals where relevant to the VAR’s role in reselling the Services as may be available from time to time;

4.6.	set the Charges as referred to in Clause 8 and Annex 2 – Wholesale Prices;

4.7.	provide to the VAR or its nominated billing service contractor, wholesale billing data, relevant standards and interfaces to enable the VAR to provide retail billing to its Service Providers and Subscribers;

4.8.	provide centralised customer care to the VAR on a twenty-four (24) hours a day, seven (7) days a week basis, which shall include an enquiry handling process in accordance with the service levels set out in [***];

4.9.	provide and charge at the Company’s prevailing rates any other agreed technical support as may be reasonably requested by the VAR;

4.10.	from time to time, provide free product training to the VAR, provided always that, should the VAR require additional training beyond that which the Company generally offers to Value Added Resellers, the Company reserves the right to charge for the provision of same. In addition, the Company reserves the right to impose fees due to cancellations less than thirty (30) Business Days in advance, or due to inadequate attendance by the VAR’s nominated attendees in accordance with the Company’s standard terms and conditions for training (a copy of which is available on request).

4.11.	keep the VAR informed about any new features of the Services as reasonably necessary to enable the VAR to properly perform its obligations under this Agreement including the promotion and marketing of the Services;

4.12.	use reasonable endeavours to assist the VAR with its efforts to eliminate economic losses and inconvenience to legitimate Subscribers arising from Technological Fraud, (including the cloning of core modules);

4.13.	comply with the security provisions relevant to the Company as set out in Annex 7 – Information and Technological Security as amended from time to time in accordance with Clause 26;

4.14.	comply with all reasonable security measures required for interfacing with the VAR’s infrastructure as agreed between the Company and the VAR. Such security measures shall include any requirements set out in the Inmarsat Operational Policies and Procedures, as well as the provision of routers, firewalls and other equipment. The Company shall also test its own equipment on a regular basis to safeguard security; and

4.15.	subject always to the Company’s confidentiality obligations (including to third parties), (i) prior to Global Launch, discuss with the VAR at reasonable intervals, the status of established timelines and milestones and inform the VAR of delays as soon as practicable and (ii) following Global Launch, discuss with the VAR at reasonable intervals, the system/network performance.

5.	VAR Obligations

The VAR shall:

5.1.	use reasonable endeavours to promote and market the Services and to meet the VAR’s customers’ needs and expectations in a reasonable manner.

5.2.	comply with the obligations set out in Annex 3 – VAR Obligations and Performance;

5.3.	where the VAR or its Service Providers or Subscribers connect infrastructure to the Inmarsat Network the VAR shall comply, and use reasonable endeavours to ensure its Service Providers and Subscribers (other than any airline passenger, crew member or airline employee) comply, with the performance criteria set out in Annex 4 – VAR Technical Performance Criteria including, without limitation, reporting to the Company in an accurate and timely manner any VAR infrastructure operational events relevant to operational procedures or loss of service;

5.4.	comply with the requirements of Annex 7 – Information and Technological Security and all reasonable security measures required for interfacing with the Company’s infrastructure and interfacing with the Inmarsat Network. Such security measures shall include (i) any requirements set out in the Inmarsat Operational Policies and Procedures and (ii) the provision of routers, firewalls and other equipment by the VAR for the purpose of maintaining network security on VAR managed network elements. VAR shall use best efforts to ensure its Service Providers and Subscribers (other than any airline passenger, crew member or airline employee) comply with the security requirements set out in this Clause 5.4;

5.5.

provide twenty-four (24) hours a day, seven (7) days a week technical, billing and activation after sales customer service and helpline to: (i) undertake appropriate fault finding to determine whether faults reported are Subscriber, Service Provider, Satellite Terminal or Service related; (ii) use reasonable endeavours to support Service Providers and Subscribers to ensure that the service levels in [***], are maintained with the VAR’s distribution channel and, for this purpose, shall keep its personnel adequately trained regarding the Services. At all times such support shall be sufficient to provide reasonable technical and operational support to the VAR’s customer base, taking account of the specific demands and requirements of the VAR’s individual market. For the avoidance of doubt, the Company’s customer care support desk shall also provide support to the VAR where access to the Space Segment, SAS, or any other part of the Inmarsat Network not under the VAR’s control is lost or curtailed. Following reasonable prior notice from the Company and not more than twice per year unless in response to specific customer complaints, the VAR shall allow the Company, during normal business hours whilst minimising disruption to the VAR’s normal business activities, to access any of the VAR’s premises, personnel and relevant records as may be reasonably required in order to undertake verification that the VAR is providing customer service in accordance with the requirements of this Clause 5.5;

5.6.	provide a suitably qualified engineer who can be contacted by the Company by telephone 24 hours a day 7 days a week for the purpose of technical and operational support in assisting the Company with resolution of service faults;

5.7.	activate the Service for Subscribers via the activation systems using either machine to machine interface or WUI, ensuring that all mandatory fields as required by the Company are completed prior to activation;

5.8.	provide retail billing to its customers including Service Providers and Subscribers either itself or via a nominated billing services contractor);

5.9.	pay the Company for the Services in accordance with Clause 8;

5.10.	accept responsibility under the terms of this Agreement for any Service Provider or Subscriber bad debt or credit risk, except to the extent directly related to a breach of this Agreement by the Company;

5.11.	use, and procure that its Service Providers use, reasonable endeavours to eliminate economic losses, and inconvenience to legitimate Subscribers arising from Technological Fraud. For the avoidance of doubt, any fraud originating from, or due to connection with, third party networks shall be the responsibility of the VAR and the Company shall have no liability in respect thereof;

5.12.	provide access to the Company’s activation and operational support systems to its own personnel including subcontracted personnel (other parties or companies who request this access shall require the Company’s permission and shall be required to comply with data protection and security provisions as applicable);

5.13.	subject to Clause 4.5, comply with Inmarsat Operational Policies and Procedures;

5.14.	be responsible for its relevant interconnect solution, which must comply with the requirements of Annex 4 – VAR Technical Performance Criteria;

5.15.	VAR shall use reasonable endeavours to ensure that all transmissions over the lnmarsat Network comply with all applicable laws and regulations; and

5.16.	not itself use the Services for any unlawful, abusive, or fraudulent purpose including using the Service in a way that (i) interferes with the Company’s ability to provide services to its customers; or (ii) avoids its obligation to pay for the Service. VAR shall use reasonable endeavours to ensure that an obligation not to use the Services for any unlawful, abusive, or fraudulent purpose is contained in its contracts with Service Providers and/or Subscribers. VAR shall be responsible for any liability arising as a result of such obligations not being included in its contracts with Service Providers and/or Subscribers.

6.	Regulatory and Legal Obligations of the Company

6.1.	The Company will comply with all statutes, regulations and requirements of any government or competent authority applicable to the Company together with those specific regulatory obligations set out in section 4 of Annex 0 – Scope of Services, provided always that the procurement or maintenance of all Governmental Authorisations shall be at the reasonable discretion of the Company in any country or flag state where the relevant authority imposes financial, commercial or technical requirements as a condition of granting the Governmental Authorisations such that the requirement(s) would mean it is not financially viable for the Company to procure or maintain such Government Authorisations. In such event the Parties shall consult on the subject in accordance with the review process set out in Annex 3 and Clause 6.2.

6.2.	The Parties will consult on the countries that are commercially significant to the provision of the Services with a view to prioritising such countries wherever possible. Throughout the Term, the Parties will continue to consult on Governmental Authorisations, at least annually, so as to address the status of existing and outstanding Governmental Authorisations.

7.	Regulatory Obligations of VAR

The VAR shall:

7.1.	obtain or cause its Service Providers to obtain all Governmental Authorisations (including service or frequency authorisations and activation and billing requirements) that may be required for any radio or other communications services that occur within the skin of the aircraft (including WiFi or cellular connections) in all countries or flag states where the VAR carries on business in relation to the Services, or where the Satellite Terminals are used. For clarity, the VAR will not be responsible for Governmental Authorisations for radio communications or other communications services that are external to the aircraft, for which the Company is responsible to the extent set forth in Annex 0. On request from the Company, the VAR shall provide documentary proof to the Company of any Governmental Authorisations;

7.2.	comply with all government export laws and regulations applicable to the Services and use of Satellite Terminals;

7.3.	comply with all data protection legislation applicable to the VAR in relation to the use and provision of the Services and obtain all required registrations under applicable data protection legislation in respect thereof;

7.4.	be responsible for informing its Service Providers and Subscribers, at the time of provision of the Services to the Service Provider or Subscriber and when any relevant changes are published by the regulator, about requirements (applicable to such Service Providers and Subscribers) set down by regulators in any jurisdictions where the Services are to be provided;

7.5.	refrain from unreasonably opposing applications for governmental or regulatory authorisations from other Value Added Resellers or Service Providers in any jurisdiction;

7.6.	subject to legal restrictions (including, any relating to data protection legislation) provide all information to the Company to the extent reasonably necessary to enable the Company to respond to regulatory requirements, such as legal intercept/forced routing of traffic, terminal directories or traffic reports in a timely manner;

7.7.	pay, or procure that its Service Providers or Subscribers pay, all import taxes and duties arising from the import of Satellite Terminals and promotional goods and/or publicity material for the Services; and

7.8.	generally comply with all applicable laws and regulations.

8.	Charges

8.1.	The VAR shall pay to the Company, subject to the provisions of this Clause 8:

8.1.1.	the Charges set out in Annex 2 – Wholesale Prices, which Charges may be adjusted from time to time by the Company in accordance with Annex 2 Wholesale Prices; and

8.1.2.	such Value Added Tax (VAT), sales taxes and such similar taxes as the Company is obligated to add, impose or collect on or in relation to such Charges.

8.2.	The Charges set out in Annex 2 – Wholesale Prices, are currently denominated in United States Dollars (USD$). The Company may, at any time, denominate all or part of such Charges in either United States Dollars (USD$), Euros (EUR€), Pounds Sterling (GBP£) [or Swiss Francs] subject to the VAR being given a minimum of one hundred and eighty (180) days written notice thereof and provided always that, the Company shall endeavour to apply such change (i) in a non-discriminatory manner as between VARs receiving the Services and (ii) wherever practical, from either 1 January or 1 July of a calendar year. The amounts set out in Clause 8.1.1 and 8.1.2 above shall be paid to the Company in the currency in which such amounts have been denominated in.

8.3.	Notwithstanding the provisions of Clause 8.2 above, the Company may elect to have some or all of the Charges paid in another fully convertible currency that is acceptable to the Company subject to the prior agreement of the VAR.

Payment of Charges

8.4.	The Company may provide, at its sole discretion, credit to VARs after assessing their payment history, their financial position, any financial security provided, and their overall relationship with the Company. Notwithstanding Clause 26, following such an assessment, the standard payment terms set out below may be varied accordingly by the Company.

8.5.	The Company may at its sole discretion request information from the VAR to enable it to assess the financial position of the VAR which, subject to the Company agreeing to treat such information as confidential pursuant to Clause 23 of this Agreement, and unless contrary to any local law, court order or other applicable statutory regulation, the VAR shall provide as soon as practicable but in any event within thirty (30) days from such request.

8.6.	The Company shall invoice the VAR in accordance with Annex 2 – Wholesale Prices. Each invoice shall be dated as of the day that it is produced and shall be made available on that date in electronic format to the VAR. The payment due date shall be as specified in the relevant payment terms in Annex 2 – Wholesale Prices.

8.7.	The Company shall have the right to issue adjustments to invoices after the date of any given invoice in the event of the discovery of errors or adjustments affecting such invoices. The right to issue adjustments shall be limited to twelve (12) months after the date of any given invoice, except where any such adjustment is required by law, in which case the relevant legal limit shall apply. The Company shall, on discovery of any such error, notify the VAR in writing within thirty (30) days of such discovery of the intention to make such adjustments.

8.8.	An interest charge shall be imposed, at [***]

[***]

[***]

These provisions shall be without prejudice to any other remedy to which the Company is entitled under this Agreement, including any right to suspend or terminate this Agreement in whole or in part, or any Service.

8.9.

Any payment to be made under this Agreement shall be made by electronic funds transfer directly to the bank account designated by the Company in writing and shall be deemed to be received by the Company on the date the amount is credited to the

Company’s bank account by the Company. The VAR shall be solely responsible for the costs associated with such electronic fund transfers. Where a payment due date falls on a day other than a Business Day, payment may be made on the next Business Day immediately following the payment due date.

8.10.	The VAR may nominate an entity to act on its behalf for the purposes of billing from and associated payment to the Company, provided always that it shall provide thirty (30) days prior written notice to the Company of such nomination, including all relevant identification details of the nominated entity. The VAR shall at all times remain liable for payment of the Charges irrespective of whether the VAR or the nominated entity is named on the invoice and irrespective of any such responsibilities that are placed with the nominated entity. Where the VAR has nominated such an entity, the Company shall be entitled to rely on any instructions, decisions or communications from the nominated entity as if they had been made by the VAR.

Failure to Pay

8.11.	If any payment required under this Agreement has not been received by the Company by the payment due date as specified in the relevant payment terms in Annex 2 – Wholesale Prices, the Company may serve by electronic mail, a formal demand for payment to be made within [***] days from the date of the demand and may at its discretion elect not to activate any new Subscriptions until payment has been received. Notwithstanding Clauses 8.15 through 8.19 below, if (i) the VAR fails to comply with the formal demand for payment such that the demand remains outstanding for [***] days from the date of the demand or (ii) in any [***] the Company issues [***] such demands for payment, on a [***] occurrence of non payment the Company may suspend the provision of any Service under this Agreement on [***] notice. In the case where payment remains outstanding for more than [***] from the date on which the Company becomes entitled to suspend any Service, the Company shall have the right to terminate this Agreement forthwith.

The Company’s right to vary the payment provisions

8.12.

Without prejudice to the provisions of Clause 8.11 above, where the VAR has failed to pay the Charges such that the Company would be entitled to suspend any Service pursuant to Clause 8.11 above, on the second occurrence of such failure to pay, the provisions of Clause 8.6 above shall be automatically varied such that the payment due date shall be reduced to the relevant reduced payment terms to the extent such terms are set out in Annex 2 – Wholesale Prices. In such circumstances, the Company shall be entitled to require the VAR to put in place additional credit protection including but not limited to a bank guarantee, parent company guarantee, escrow account or any other credit protection as the Company in its reasonable opinion deems appropriate. Failure by the VAR to provide such financial security within the time period stipulated by the Company shall be deemed to be a material breach of the VAR’s obligations under this Agreement.

8.13.	Following a reduction in the payment due date pursuant to Clause 8.12 above, provided the VAR pays for subsequent Charges on or before the payment due date for a continuous period of twelve (12) months following such reduction, Clause 8.6 above shall be automatically varied such that the payment due date shall be reinstated to the period specified in Clause 8.6.

8.14.	If the VAR or an entity guaranteeing the VAR’s obligations under this Agreement becomes subject to any of the scenarios set out in Clauses 17.1.3 to 17.1.11, the payment due date pursuant to Clause 8.6 above shall be automatically reduced to the relevant reduced payment terms set out in Annex 2 – Wholesale Prices, and the Company may require payment on demand of all outstanding amounts due and payment in advance in respect of the provision of Services in the future.

Invoice disputes

8.15.	The VAR shall notify the Company as soon as possible but no later than thirty (30) days after the date of an invoice of any disagreement regarding the Charges set out in that invoice. Any such notice shall be in writing and shall include the reasons for the disagreement.

8.16.	The VAR shall in all circumstances pay the undisputed amount of any invoice by the relevant payment due date.

8.17.	In the event that the Parties are unable to resolve a dispute concerning all or a portion of an invoice then such dispute shall be deemed to be a formal dispute. In the event of a formal dispute, the Company and the VAR, acting through their respective chief financial officers (or their designates), shall act in good faith to attempt to resolve the dispute within thirty (30) days following initiation of the formal dispute.

8.18.	In the event that the Company and the VAR are unable to resolve the formal dispute in accordance with Clause 8.17 within the thirty (30) day period specified therein, the dispute shall be determined by an expert in accordance with Clause 20.2. Where any payment made in accordance with Clause 8.16 has resulted in either an underpayment or an overpayment by the VAR, such underpayment or overpayment shall be paid by the VAR or refunded by the Company, as appropriate, including accrued interest calculated in accordance with Clause 8.8 from the payment due date (if the payment is made by the VAR) or from the later of the date of the overpayment by the VAR or the Payment Due Date (if the payment is made by the Company), within fourteen (14) days of the determination resolving the dispute.

8.19.	In the event that the Parties agree that the Company shall provide additional services to the VAR, the Company may be required to amend the invoicing and payment process set out in this Agreement.

9.	Taxes and Tax Credits

9.1.	The VAR shall be liable for all taxes, levies, duties, costs, charges, withholdings or deductions imposed on, or in respect of, the Services by any authority having the power to impose such taxes, whether or not the taxes described therein are collected by withholding or otherwise.

9.2.	The Company shall remain responsible for any income, franchise, net worth or gross receipts tax imposed on its profits or net income by taxation authorities in Switzerland or any other territory where the Company has sufficient status which could subject it to these types of taxes. In the event that the Company is responsible for an income tax in accordance with this Clause and the VAR may be required to withhold and remit to a taxation authority by deduction or otherwise, on or in respect of any amount to be paid by the VAR to the Company under this Agreement as instalment or other payment of the Company’s income tax liability, such amount withheld and remitted shall be considered paid to the Company by the VAR. The VAR shall provide reasonable assistance to the Company in its discussions with the relevant taxation authorities to minimize the amount of such withholdings or deductions including the provision of tax certificates to determine the amount of tax withheld.

9.3.	In the event that any tax, duty, impost, levy or like charge becomes payable in any territory in accordance with Clause 9.1 (but not, for the avoidance of doubt, taxes described in Clause 9.2), either by deduction or otherwise, on or in respect of any amount to be paid by the VAR to the Company, or which the VAR may be required to withhold in respect of any amount due to the Company under the Agreement, such tax, duty, impost, levy or like charge shall be considered for the account of the VAR and the VAR shall pay to the Company such an amount as to yield the Company a net amount equal to the amount that but for such tax, levy, impost or charge would have been received by the Company. The Company shall provide, insofar as it is able, reasonable assistance to the VAR to minimize the amount of such withholdings or deductions, including providing any relevant certification of its status as a non-resident of a jurisdiction or of it entitlement to benefits under a treaty.

9.4.	If, and to the extent that, The VAR pays a tax in accordance with Clause 9.3 and the Company receives and retains the benefit of a refund of a tax or credit against income tax imposed on its profits (whether in Switzerland or any other territory where the Company has sufficient status which could subject it to these types of taxes) or other tax liability which is attributable to the tax paid by the VAR (a “Tax Credit”), then the Company shall reimburse such amount to the VAR or, at the VAR’s option, the VAR may deduct the applicable amount from amounts payable to the Company hereunder, provided the Company is satisfied with the nature, amount and form of any such reimbursement, including the provision of tax certificates to determine the amount of tax withheld. The Company shall be deemed to have received and retained the benefit of a Tax Credit when such a claim for such credit has been submitted to the relevant tax authority. A Tax Credit shall be deemed to arise to the extent that the Company’s current year tax payments are lower than they would have been without the benefit of said Tax Credit. Use of Tax Credits shall be determined under a first-in, first-out basis.

9.5.

The VAR may identify a Tax Credit for which the Company may be eligible and assist the Company in claiming such Tax Credit. In the event the VAR claims a reimbursement hereunder, The VAR shall identify any such Tax Credit to the Company and provide all necessary information and assistance to the Company to claim such Tax Credit. The Company shall make reasonable efforts to claim Tax Credits so identified, save that the Company is under no obligation to claim a Tax Credit or pursue a Tax Credit that has been denied by tax authorities beyond the normal representations of the Company to such tax authorities. The Company shall assist the VAR in further pursuit of denied Tax Credits provided the VAR bears all costs of external advice or representations to the tax authorities or other relevant levels of appeal.

9.6.	In the event of an audit or other inquiry by any relevant tax authority related to taxes or Tax Credits related to the Services provided by the VAR, the Parties shall provide such information to each other as may reasonably be regarded as necessary to comply with such audit, subject only to limitations imposed by law, confidentiality agreements with third parties, or where the information is deemed to be commercially sensitive.

10.	Trade Marks and Brand Guidelines

10.1.	The VAR is authorised to use the Trade Marks only in accordance with Annex 8 – Trade Mark Licence Agreement and Annex 6 – Brand Guidelines.

10.2.	The VAR shall only use any other of the Company’s trade marks or brands under licence from the Company.

10.3.	The VAR shall promote the Company’s applicable Inmarsat and GX brands (as directed by the Company) in all promotional material for the Services, including trade publications, exhibitions and trade shows, except where the VAR is prevented from doing so by a Subscriber (other than a Service Provider) or end user. Where the VAR uses the Trade Marks, in any promotional, marketing and advertising material relating to the Company’s products and services, it shall do so in compliance with the terms of the Trade Mark Licence Agreement, this Agreement and the Brand Guidelines.

10.4.	Except as otherwise provided in this Agreement, the VAR is not granted any express or implied licenses relating to Intellectual Property. Except as otherwise provided in this Agreement, the Company is not granted any express or implied licenses relating to Intellectual Property.

10.5.	Notwithstanding Clause 36, in the event of conflict between any of the provisions of this Agreement and the provisions of the Trade Mark Licence Agreement, the provisions of the Trade Mark Licence Agreement shall prevail.

10.6.	If the VAR enters into a contractual arrangement with a Service Provider, the VAR shall procure that the Service Provider shall, as soon as reasonably practicable, enter into a trade mark licence agreement with the Company on materially the same terms as Annex 8 – Trade Mark Licence Agreement, and shall use its best efforts to ensure that such Service Provider complies with the terms thereof, as well as with the Brand Guidelines.

11.	Not Used

12.	Warranties

12.1.	Each Party to this Agreement warrants and represents that:

12.1.1.	it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations under this Agreement;

12.1.2.	performance of its obligations under this Agreement shall be undertaken by personnel that are adequately experienced, trained, qualified and skilled;

12.1.3.	this Agreement constitutes a legal, valid and binding obligation upon it and is executed by a duly authorised representative of the Party;

12.1.4.	the execution of this Agreement and the performance of its obligations under this Agreement do not and shall not breach the terms of any order, decree, judgement, arrangement, understanding, instrument or agreement to which it is a Party, or by which it is otherwise bound;

12.1.5.	it has not suffered an Insolvency Event and has no reason to believe it shall suffer an Insolvency Event;

12.1.6.	it has not and shall not incur any liability or assume any obligation of any kind on behalf of the other Party; and

12.1.7.	it has not and shall not in any way pledge or purport to pledge credit or accept any order to make any contract binding upon the other Party.

12.2.	Each Party acknowledges that, in entering into this Agreement, it does not rely on any representation, warranty or other provision except as expressly provided in this Agreement and that all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

13.	Limitation of Liability

13.1.	Neither Party shall be liable on any basis, whether for negligence, breach of contract, misrepresentation or otherwise, for direct or indirect loss of profit, loss of goodwill, business opportunity or anticipated saving, or for indirect or consequential loss or damage, arising under or in connection with this Agreement.

13.2.	Nothing in this Agreement shall exclude, limit or restrict a Party’s liability for: (a) death or personal injury to the extent resulting from its negligence; or (b) that Party’s fraud or fraudulent misrepresentation.

13.3.	Except as set out in this Agreement, all conditions, warranties, terms and undertakings, express or implied, statutory or otherwise, in respect of goods or services (including the Services) provided by either Party are excluded to the fullest extent permitted by English law.

13.4.	Neither Party shall be liable to the other for loss suffered as a result of damage to, disclosure or the corruption or loss of, data or information transmitted using the Services under this Agreement unless such occurrence violates laws or regulations applicable to the party that damages, discloses, corrupts or loses the data or information.

13.5.	Except for any Service Credits payable under [***], the Company shall not be liable on any basis, whether for negligence, breach of contract, misrepresentation or otherwise, to the VAR or any third party for any direct loss, damage, liability or expense arising from or in connection with any unavailability, delay, interruption or degradation in or to the Services or failure of the GX Operational Systems, save to the extent caused by gross negligence, wilful misconduct or fraud on the part of the Company under or in connection with this Agreement.

13.6.	Excluding (i) the VAR’s obligation to pay charges to the Company (ii) the VAR’s obligations under Clause 14.2, (iii) the Company’s obligations under Clause 14.4, and (iv) the Company’s obligation to pay Service Credits to the VAR under [***], each Party’s aggregate liability to the other under or in connection with this Agreement shall at all times be limited to the greater of: (i) [***]; and (ii) [***]. The VAR’s aggregate liability under 14.2.5 and the Company’s aggregate liability under Clause 14.4 shall be limited to [***].

13.7.	The VAR shall use reasonable endeavours to procure that any Service Provider Contract and/or any Subscriber Contract includes provisions which state that the Inmarsat Indemnified Parties do not accept liability to any Person (including the VAR or its Service Providers and their Affiliates or Subscribers) in connection with the provision of, or failure to provide, the Services:

13.7.1.	for negligence, breach of contract, misrepresentation or for direct or indirect loss of profit, indirect or consequential loss or damage, including loss of goodwill, business opportunity or anticipated saving;

13.7.2.	for any loss or damage suffered as a result (whether direct or indirect) of degradation, failure or unavailability of the Services or the Service Levels, save to the extent caused by an event of gross negligence, wilful misconduct and/or fraud by the Company; or

13.7.3.	for death or personal injury, except in the case of death or personal injury resulting from the Company’s negligence or fraud.

14.	Indemnities

14.1.	Subject to the provisions contained above in Clause 13, each Party (the “Indemnifying Party”) shall defend, hold harmless, indemnify and keep indemnified on demand the other Party (the “Indemnified Party”) against each loss, liability and cost arising out of or in connection with:

14.1.1.	a breach of this Agreement by the Indemnifying Party;

14.1.2.	failure by the Indemnifying Party to comply with any laws and/or regulations that are applicable to it in connection with this Agreement; or

14.1.3.	failure by the Indemnifying Party to obtain any Governmental Authorisation that is required in order for the Indemnifying Party to carry on business or as required to enable the Indemnifying Party to perform its obligations under this Agreement.

14.2.	The VAR shall defend, hold harmless, indemnify and keep indemnified on demand the Inmarsat Indemnified Parties against each loss, liability and cost arising out of or in connection with:

14.2.1.	a claim by a third party, however arising, as a result of or in connection with any act or omission of a Service Provider or Subscriber in connection with the Services;

14.2.2.	a claim by a third party, however arising, as a result of or in connection with the VAR’s failure to include any provision(s) required under this Agreement to be included in any Service Provider Contract or Subscriber Contract, whether or not the VAR has used reasonable efforts to ensure that such provisions were so included;

14.2.3.	a claim by a third party (including for this purpose any government or governmental agency) that the VAR’s use of the Services or the content of any transmission made using the Services violates any law or regulation including those relating to libel, slander, obscenity, indecency, infringement of copyright or breach of privacy or security;

14.2.4.	any act or omission of the VAR resulting in loss or, or damage or degradation to any of the Inmarsat Network or Space Segment; and

14.2.5.	[***].

14.3.	The VAR shall maintain either liability insurance from a third party insurer or self-insurance in an amount sufficient to cover the indemnities which it has granted under this Agreement. The VAR shall, upon request of the Company, provide the Company with evidence of such insurance or, as the case may be, net asset value that is sufficient to cover the indemnities granted under this Agreement.

14.4.	[***]

Defence of Indemnified Claims

14.5.

With respect to any claim for damage or loss that is required to be indemnified hereunder, the Indemnifying Party shall, at its own expense, defend any such claim subject to the conditions that the Indemnified Party (or, as the case may be, the other Indemnitees) shall (i) give the Indemnifying Party reasonable notice of the receipt of any such claim, provided that the failure or delay of such notice shall only relieve the Indemnifying Party of its indemnity obligations to the extent, if any, that it is prejudiced by such failure or delay; (ii) at the cost of the Indemnifying Party, provide such cooperation to the Indemnifying Party as is reasonably necessary for the defence of the claim, including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court processes, the provision of all relevant information and documents, and providing reasonable access to relevant employees; and (iii) not make any admissions, settlements or compromises without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or consent to any judgement that makes any admission on behalf of an Indemnified Party or binds the Indemnified Party to any further obligations, provided that this shall not prevent the Indemnifying Party, without consent, from entering into a settlement for the payment of monetary damages for which the Indemnified Parties are fully indemnified hereunder.

14.6.	If, in the event of any claim subject to Clause 14.5, the applicable law does not permit the Indemnifying Party to defend the claim as contemplated herein, then the Indemnified Party shall conduct its defence under instructions from the Indemnifying Party and not make any admissions, settlements or compromises without the prior written consent of the Indemnifying Party.

15.	Variation and Withdrawal of a Service

15.1.	The Company may at any time vary the specification of the Services provided that such variation applies, wherever practical, in a non-discriminatory manner.

15.2.	The Company shall notify the VAR in writing of any intended variation to the Services as soon as reasonably practicable and, in any event, no less than thirty (30) days prior to the date on which the Company intends to implement such variation, except in the case of an Operational Emergency, in which case the Company may make such variation without notice to the VAR. Following an Operational Emergency, the Company shall provide notice of any variation to the VAR as soon as is reasonably practicable.

15.3.	The Company has the right to withdraw the Services stated in Annex 0 – Scope of Services, provided always that the Company shall, other than in the case of an Operational Emergency or for the purpose of necessary commercial spectrum management, provide no less than the period of written notice to the VAR as specified in section 5.1 of Annex 0. Notwithstanding the foregoing, the Services will be withdrawn upon expiry of the Term in accordance with Clause 2 or termination of this Agreement in accordance with Clause 17.

16.	Barring and Suspension of Satellite Terminals

16.1.	Without prejudice to any right of termination contained herein, the Company may at any time during the Term bar or suspend any Satellite Terminal(s) in any country or countries:

16.1.1.	if the VAR commits a material breach of this Agreement and such breach is not remedied within thirty (30) days after receiving written notice from the Company requiring it to remedy such breach. For the avoidance of doubt, a material breach of this Agreement includes (but is not limited to) failure by the VAR to obtain and/or comply with Governmental Authorisations;

16.1.2.	if the Company is instructed to do so by a Governmental Body. At the reasonable request of the VAR the Company shall provide the VAR with evidence of such instruction by the Government Body, subject to the consent of such Governmental Body; or

16.1.3.	if the VAR, Service Provider or Subscriber (other than any airline passenger, crew member or airline employee) is abusing the Services or using them fraudulently or unlawfully;

16.1.4.	if in the Company’s reasonable opinion the Satellite Terminal or its use or operation may adversely affect the Inmarsat Network or the Company’s ability to provide the Services; or

16.1.5.	subject to Clause 4.5, in accordance with the Company’s Inmarsat Operational Policies and Procedures as may be issued from time to time.

16.2.	The Company shall use reasonable efforts to provide the VAR with prior notice of its intention to bar or suspend a Satellite Terminal and a period of at least thirty (30) days in which the VAR may attempt to remedy the circumstances giving rise to such barring or suspension.

16.3.	The Company may bar or suspend any Satellite Terminal without such prior notice if required by any law or regulation, or if in the Company’s reasonable opinion any delay in barring the Satellite Terminal may cause loss or damage to the Company.

17.	Termination

17.1.	Either Party (the “Initiating Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party (the “Breaching Party”) on or at any time after the occurrence of any of the following events:

17.1.1.	a material breach by the Breaching Party of an obligation under this Agreement which is not capable of remedy (and provided always that the Initiating Party may terminate the entire Agreement irrespective of whether or not such breach is restricted to an individual Service); provided that the Initiating Party shall provide at least 48 hours advance written notice to the Breaching Party;

17.1.2.	a material breach by the Breaching Party of an obligation under this Agreement which is capable or remedy but which the Breaching Party fails to remedy within thirty (30) days starting on the Business Day after receipt of notice from the Initiating Party giving particulars of the breach and requiring the Breaching Party to remedy the breach, (and provided always that the terminating Party may terminate the entire Agreement irrespective of whether or not such breach is restricted to an individual Service);

17.1.3.	a petition is filed, a notice is given, a resolution is passed or an order is made for or in connection with the winding up of the Breaching Party otherwise than for the purpose of bona fide, solvent reconstruction or amalgamation;

17.1.4.	an application is made to court, or an order is made, for the appointment of an administrator or if a notice of intention to appoint an administrator is given, or if the right to appoint an administrative receiver or receiver arises or if an administrator, administrative receiver or receiver is appointed, over the Breaching Party;

17.1.5.	the Breaching Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors otherwise than for the purpose of bona fide, solvent reconstruction or amalgamation;

17.1.6.	the Breaching Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits in writing its inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or under any other laws domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding up or adjustment of debts;

17.1.7.	a creditor or encumbrancer of the Breaching Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against all or any material part of its assets and such attachment or process is not discharged within fourteen (14) days;

17.1.8.	the holder of a qualifying floating charge over any material part of the assets of the Breaching Party has become entitled to appoint or has appointed an administrative receiver; or

17.1.9.	a Person becomes entitled to appoint a receiver over all or any material part of the assets of the Breaching Party or a receiver is appointed over all or any material part of the assets of the Breaching Party;

17.1.10.	the Breaching Party suspends or ceases, or threatens in writing to suspend or cease, carrying on all or a substantial part of its business;

17.1.11.	any event occurs, or proceeding is taken, with respect to the Breaching Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 17.1.3 to 17.1.10 inclusive or if any step is taken by any person with a view to any such events; or

17.1.12.	if a Force Majeure Event occurs and the provisions of Clause 21.3 are invoked.

17.2.	The Company may additionally terminate this Agreement in whole or in part in any of the following circumstances:

17.2.1.	immediately upon written notice to the VAR if the VAR fails to pay outstanding invoices such that the termination provisions of Clause 8.11 are invoked; or

17.2.2.	upon thirty (30) days written notice to the VAR if the VAR fails to comply with the provisions of Clause 5.2 and such failure is not cured within such thirty (30) day notice period. The Company’s right to terminate shall be the Company’s sole remedy for the VAR’s failure to comply with the provisions of Clause 5.2; or

17.2.3.	immediately upon written notice to the VAR if the VAR has agreed to launch a Service(s) and has failed to commence providing the agreed Services within a period of ninety (90) days following the availability of such Service(s) ; or

17.2.4.	immediately upon written notice to the VAR upon a change of Control of the VAR; or

17.2.5.	upon thirty (30) days written notice if the VAR persistently fails to comply with the Scope of Services restrictions set out in Annex 0 – Scope of Services, and such failure is not cured within such thirty (30) day period.

17.3.	The VAR may terminate this Agreement if:

17.3.1.	the VAR ceases to distribute the Services, directly or indirectly, for any reason, other than Force Majeure as defined in Clause 21, on twelve (12) months’ prior written notice to the Company; or

17.3.2.	VAR Commercial Availability has not been achieved by December 31 2015, on four (4) months’ prior written notice to the Company provided such notice is served by 31 March 2016 and provided VAR Commercial Availability has not been achieved prior to the expiry of such four (4) month notice period.

During the notice periods referred to in Clause 17.3 above the Parties shall meet to engage in good faith discussions with a view to bringing to market provision of the Services.

17.4.	Any termination of a Service by the Company under the provisions of this Agreement shall give the Company the concurrent right to terminate any other Services provided to the VAR under this Agreement.

18.	Consequences of Termination

18.1.	Termination of this Agreement, does not affect a Party’s accrued rights and obligations as at the date of termination.

18.2.	Each Party’s further rights and obligations shall cease immediately on termination except that the provisions of Clauses 18 (Consequences of Termination), 23 (Confidentiality), 24 (Publicity), 13 (Limitation of Liabilities), 14 (Indemnities), 20 (Dispute Resolution), 25 (Notices) and 37 (Governing Law) shall continue in force, as shall those Clauses the survival of which is necessary for the interpretation or enforcement of this Agreement.

18.3.	In the event of termination of this Agreement all amounts due under this Agreement shall become immediately due and payable by the VAR, together with any interest accrued pursuant to the terms of this Agreement.

18.4.	Upon termination of this Agreement the VAR’s rights under Clause 3 shall immediately cease in respect of the Services affected by such termination and the VAR shall immediately cease to promote, market and/or advertise the Services subject to such termination, or make use of the Trade Marks.

18.5.	Upon termination of this Agreement any licences granted to the VAR permitting the VAR to use the Trade Marks shall automatically terminate.

18.6.	Upon termination of this Agreement the VAR shall immediately discontinue use of and, as the Company may instruct and at the VAR’s expense, either promptly return to the Company or destroy any material which relates to the Services, including promotional material, signs, brochures, advertisements and stationery.

18.7.	Upon termination of this Agreement the Company may withdraw the VAR Code and remove the VAR’s name from its published list of registered Value Added Resellers.

18.8.	Upon termination of this Agreement each Party shall, at the instruction of the other Party, return to the other Party or destroy all material containing any Confidential Information of the other Party.

18.9.	In the event of termination of this Agreement or cessation of the business of the VAR for any reason (except in connection with the sale of the business of the VAR which includes the provision of the Services), the VAR shall use best efforts to re-assign Subscribers (other than any airline passenger, crew member or airline employee) activated by the VAR to one or more alternative VARs in order to ensure a continuity of service to the Service Providers and Subscribers.

19.	Financial Security

19.1.	If the Company determines, as a condition of entering into this Agreement or at any time during the term of this Agreement, that it would be commercially prudent to obtain financial security against the VAR failing to perform any of its obligations under this Agreement, the Company shall be entitled, following reasonable consultation with the VAR, to require the VAR to provide such financial security in an amount and form that the Company, acting reasonably, deems appropriate.

19.2.	Failure by the VAR to provide such financial security within and for the time period stipulated by the Company shall be deemed to be a material breach of the VAR’s obligations under this Agreement.

19.3.	In the event of a financial security (including, without limitation, a guarantee) being given by the VAR or on the VAR’s behalf pursuant to this Clause 19, the terms of the financial security shall be subject to review by the Company from time to time.

20.	Dispute Resolution

20.1.	The Parties shall use all reasonable endeavours to resolve any dispute amicably, which shall include the escalation of such dispute to senior management who shall meet to discuss the resolution of such dispute in good faith within fifteen (15) Business Days of a notice being served requesting such meeting and setting out the relevant particulars of the dispute (if both Parties agree that it would be impractical to meet then such meeting may be by teleconference or video conference).

Disputes to be determined by an expert

20.2.

With respect to any matter or dispute that is required under Clause 8.19 or any Annex to be resolved by an expert under this Clause, the matter or dispute, on the application of either Party, shall be referred for resolution to an independent firm of internationally recognised chartered accountants in London that is agreeable to both Parties or, failing agreement within thirty (30) days from the date on which the matter or dispute arises, to be selected by the President (for the time being) of the Institute of Chartered Accountants in England and Wales. Once engaged, the firm shall act as an expert and not as an arbitrator and shall be charged by the Parties to render its decision within ninety (90) days of the date of submission of the matter or dispute in question or within such shorter period as may be agreed by the Parties. Any determination rendered by the expert shall be binding on the Parties, provided that either Party may invoke the arbitration procedures under Clause 20.5 to review the decision of the expert; provided further, however, that the appealing Party shall bear all of the expenses of the arbitration and of the other Party (in relation to its participation in the arbitration) (the amount of which is to be determined by the arbitral tribunal) in the event that the arbitration affirms the determination of the expert (notwithstanding the provisions of Clause 20.4).

20.3.	The VAR and the Company undertake to give all necessary information and assistance to the expert, including making all relevant accounting records available on a timely basis in order to resolve the matter in dispute.

20.4.	Except as provided in Clause 20.2 above, the Company and the VAR shall each bear their own costs and expenses in connection with the resolution of the dispute. The costs and expenses of the expert shall be paid in equal shares by the Parties.

Disputes to be determined by arbitration

20.5.	Subject to Clause 20.6, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (“LCIA”) presently in force (“the Rules”). The appointing authority shall be the LCIA. Unless otherwise agreed by the Parties, the number of arbitrators shall be three (3) (of whom each Party shall select one (1) within 30 days of the matter being referred to arbitration and the third to be agreed by the other two (2) arbitrators). The language of the arbitration shall be English and the place of arbitration shall be London. Any arbitration award rendered in accordance with this Clause shall be final and binding on the Parties. The Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made. The arbitration award shall be in writing.

20.6.	To the extent that the matter in dispute can reasonably be dealt with on an expedited arbitration schedule, both Parties shall agree to the same.

20.7.	For the avoidance of doubt, any dispute, controversy or claim which is required by the terms of this Agreement to be resolved by an expert under Clause 20.2 may be referred to arbitration in accordance with Clause 20.5 only after the expert has rendered his determination under Clause 20.2.

20.8.	Notwithstanding Article 25.3 of the Rules, any Party may apply to any state court or other judicial authority for interim or conservatory measures (including injunctive relief) at any stage prior to, or after, the commencement of an arbitration under Clause 20.5.

20.9.	The costs of arbitration shall be borne as the arbitrators direct.

20.10.	The VAR irrevocably:

20.10.1.	consents generally in accordance with the State Immunity Act 1978 to relief being given against it in England or any other jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action in rem; and

20.10.2.	waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) in England or any other jurisdiction and from all forms of execution, enforcement or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws, and in particular the United States Sovereign Immunities Act of 1976.

20.11.	Each Party irrevocably waives any objections to the jurisdiction of any court referred to in Clause 20.8.

21.	Force Majeure

21.1.	In this Clause, “Force Majeure Event” means an event beyond the reasonable control of a Party (“the Affected Party”) including, strike, lock out or labour dispute (except where the same solely relates to the Affected Party’s workforce), act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, regulation or direction (other than as a result of an act or omission by the Affected Party), accident, breakdown or unavailability of plant, machinery or Inmarsat Network, fire, flood, storm, increased cost in obtaining workers, goods or transport, externally caused transmission failure or Satellite failure or Satellite launch failure or delay or Satellite malfunction which in every case is not reasonably foreseeable and is beyond the reasonable control and without the fault or negligence of the Affected Party.

21.2.	If the Affected Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event:

21.2.1.	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

21.2.2.	as soon as reasonably possible after the start of the Force Majeure Event the Affected Party shall notify the other Party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

21.2.3.	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

21.2.4.	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

21.3.	If the Force Majeure Event continues for more than six (6) months starting on the day the Force Majeure Event starts, a Party may terminate this Agreement by giving not less than thirty (30) days’ prior written notice to the other Party.

22.	Assignment

22.1.	The VAR may not assign or transfer a right or obligation under this Agreement, except that it may assign or transfer any of its rights or obligations to:

22.1.1.	any Affiliate of the VAR pursuant to any intro-group reconstruction or reorganisation of the VAR or of its business; or

22.1.2.	a third party

if the VAR has obtained the prior written consent of the Company, which is not to be unreasonably withheld, or delayed.

22.2.	The Company shall have the right to assign or novate this Agreement in whole or in part:

22.2.1.	to its ultimate holding company or a subsidiary or an Affiliate of any tier at its absolute discretion; or

22.2.2.	to any third party with the consent of the VAR, such consent not to be unreasonably withheld or delayed.

23.	Confidentiality

23.1.	“Confidential information” means all information of a confidential nature disclosed (which has been identified as such whether in writing, orally or by another means and whether directly or indirectly or which a Party should reasonable recognise as being of a confidential nature) by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) whether before or after the date of this Agreement including information relating to the Disclosing Party’s business affairs, products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets and market opportunities.

23.2.	During the term of this Agreement and after termination or expiration of this Agreement for any reason the Receiving Party:

23.2.1.	shall keep the Confidential Information confidential;

23.2.2.	protect against the unintended disclosure of the Confidential Information using a reasonable degree of care, but in no event using less care than the Receiving Party uses to protect its own confidential information of a similar nature.

23.2.3.	may not disclose the Confidential Information to another Person except with the prior written consent of the Disclosing Party or in accordance with Clauses 23.3 and 23.5; and

23.2.4.	may not use the Confidential Information for a purpose other than the performance of its obligations under this Agreement.

23.3.	During the term of this Agreement the Receiving Party may disclose the Confidential Information to the following to the extent reasonably necessary for the purposes of this Agreement:

23.3.1.	its employees, provided such employees are subject to confidentiality obligations as part of their employment;

23.3.2.	third parties as required to comply with applicable laws or regulation including that of any Governmental Body or regulatory authority (including but not limited to the U.S. Securities and Exchange Commission or any other listing or securities authority) or as required as part of a debt financing or financial restructuring process;

23.3.3.	its professional advisers, provided such professional advisers are subject to confidentiality obligations; or

23.3.4.	rescue agencies for the purposes of assisting in distress and safety missions (each a “Recipient’).

23.4.	So far as reasonably practicable, the Receiving Party shall ensure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement.

23.5.	Clauses 23.1 through 23.4 do not apply to Confidential Information which:

23.5.1.	at the date of this Agreement, or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or a Recipient;

23.5.2.	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

23.5.3.	subsequently comes lawfully into the possession of the Receiving Party from a third party without any obligation to maintain the information in confidence.

23.6.	Upon request from the Disclosing Party the Receiving Party shall promptly return to the Disclosing Party or destroy (as requested) all copies of Confidential Information.

23.7.	Without limiting the generality of Clause 23.3.2 above, either Party may disclose all or part of the terms of this Agreement to the extent necessary to comply with the requirements of any Swiss, United Kingdom, United States, or other listing or securities filing authority should that Party seek such listing or filing for itself or, if part of a wider group of companies, should its direct or indirect parent company so seek such listing or filing.

23.8.	Notwithstanding the rest of this Clouse 23, the Company may provide VAR Confidential Information to the Company’s Affiliates only as reasonably required for the Company’s legitimate business purposes. The Company shall at all times remain responsible for maintaining the confidential nature of the Confidential Information in accordance with this Clause 23.

24.	Publicity

24.1.	The VAR shall not release and shall use its best efforts to ensure that none of its Service Providers or Subscribers (other than any airline passenger, crew member or airline employee) release into the public domain without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed) any publicity, including news releases, articles, brochures, advertisements or prepared speeches concerning this Agreement or the Service(s) performed or to be performed under this Agreement.

24.2.	In order for the Company to provide the approval referred to in Clause 24.1 above, the Company shall be given a reasonable time (in any event not to exceed seven (7) Business Days) to review the proposed publicity prior to the date scheduled for its release. The Company reserves the right to refuse, amend, or delay publication in the event it believes that such publication may:

24.2.1.	be misleading, inaccurate or otherwise breach any laws or regulation; or

24.2.2.	cause material damage or loss to the Company or its reputation; or

24.2.3.	breach any term of this Agreement (including, but not limited to, the Brand Guidelines).

The Parties shall work together in good faith to agree upon the parameters of the VAR’s ongoing marketing in relation to the provision of the Services.

24.3.	Subject to Clause 23, the Company shall be entitled to release general publicity or other information into the public domain without the prior written approval of the VAR. The Company shall, however, consult with the VAR when the information or publicity is specific to the VAR concerning the content and timing of information releases including but not limited to news releases, articles, brochures, advertisements, prepared speeches, to be made by the Company or any of its sub-contractors concerning this Agreement or the Service(s) performed or to be performed under this Agreement. The VAR reserves the right to cause the Company to not publish or to amend or delay publication if the VAR reasonably believes that the information to be published is inaccurate or misleading with respect to the VAR or may cause material damage to the VAR or its reputation.

24.4.	For the avoidance of doubt and as stated above in Clause 23.7, either Party may disclose all or part of the terms of this Agreement to the extent necessary to comply with any Swiss, United Kingdom, United States, or other listing or securities filing authorities should the Party seek such listing or filing for itself or, if part of a wider group of companies, its direct or indirect parent should so seek such listing or filing.

25.	Notices

25.1.	A notice under or in connection with this Agreement (a “Notice”):

25.1.1.	shall be in writing;

25.1.2.	shall be in the English language; and

25.1.3.	shall be delivered personally; or sent by first class post (and air mail if overseas); or by electronic mail (email) followed by hard copy, to the Party due to receive the Notice at the address specified in Clause 25.2 or to another address specified by that Party by not less than seven (7) days’ written notice to the other Party received before the Notice was despatched.

25.2.	The address referred to in Clause 25.1 is:

25.2.1.	in the case of the Company:

Address: Inmarsat SA, Route de Crassier 19, 1262 Eysins, Switzerland.

Email:Michele.franci@inmarsat.com

Marked for the attention of: Mr Michele Franci

and a copy to: Mrs Julie White

Address: Inmarsat Global Ltd, 99 City Road, London EC1 Y 1 AX

Email:Julie.white@inmarsat.com

Marked for the attention of in the case of the VAR:

Address: 123 Pall Mall, London, SW I Y SEA, UK

Email: drussell@gogoair.com

Marked for the attention of General Counsel;

and a copy to:

Address: 1250 N. Arlington Heights Road, Itasca, Illinois, 60143, USA

Email: melias@gogoair.com

Marked for the attention of: General Counsel

25.3.	A Notice is deemed given:

25.3.1.	if delivered personally, when the person delivering the notice obtains the signature of a person at the address referred to in Clause 25.2;

25.3.2.	if sent by post, except air mail, two Business Days after posting it;

25.3.3.	if sent by air mail, six Business Days after posting it.; and

25.3.4.	if sent by electronic mail (e-mail), on the date of sending, followed by hard copy.

26.	Amendments

26.1.	Save where otherwise expressly permitted hereunder, the front end terms and conditions of this Agreement and Annex 0 – Scope of Services shall not be amended or modified in any manner by the Parties except by agreement in writing signed by both Parties, provided always that the Company may amend or vary any of the Annexes [unless specifically slated otherwise in the Annexes and cross-referenced accordingly to this Clause 26.1) upon provision to the VAR of sixty (60) days prior written notice or compliance by the Company with the notice period and procedures for consultation particularised in such Annexes. Within such sixty (60) day period, or such other period as stated in the relevant Annexes, as the case may be, the Company shall endeavour to give at least a thirty (30) day period to the VAR for the purpose of consultation. For the avoidance of doubt, nothing in this Clause 26 shall restrict or reduce any notice periods or periods of consultation particularised in the Annexes.

27.	Waiver

27.1.	No delay in exercising or failing to exercise by either Party of any right or remedy hereunder and no custom or practice of the Parties at variance with the terms hereof shall constitute a waiver of any of the Parties’ rights or remedies hereunder.

27.2.	No waiver by either Party of any particular default by the other Party shall affect or impair either Party’s rights in respect of any subsequent default of any kind by the other Party, nor shall any delay or omission of either Party to exercise any rights arising from any default affect or impair a Party’s rights in respect of the said default or any other default of the other Party hereunder. Subsequent acceptance by the Company of any payments by the VAR shall not be deemed a waiver of any preceding breach by the VAR of any of the terms or conditions of this Agreement.

28.	Invalidity

Should any provision of this Agreement be found to be invalid, illegal or unenforceable under the laws of any relevant jurisdiction in any respect, the invalid, illegal or unenforceable aspects of such provision shall be given no effect and shall be deemed not to be included in this Agreement without invalidating any of the remaining provisions of this Agreement. The Parties shall forthwith enter into good faith negotiations to amend the Agreement in such a way that, as amended, is valid, legal, enforceable and, to the maximum extent possible, reflects the intended effect of the invalid, illegal or unenforceable provision.

29.	Counterparts

This Agreement may be entered into by the Parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument. Counterparts may be delivered by electronic mail in PDF format, and such counterparts may be valid as originals provided that any counterparts delivered by electronic mail in PDF format are accompanied by delivery of hard copy originals.

30.	Costs of this Agreement

Each Party shall bear its own costs in relation to the preparation, execution and performance of this Agreement.

31.	Rights of Third Parties

A third party that is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act or any right of a Party to this Agreement to enforce any term of this Agreement for and on behalf of such third party where applicable.

32.	Compliance with Relevant Requirements

32.1.	The VAR shall:

32.1.1.	comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption including the Bribery Act 2010 (“Relevant Requirements”);

32.1.2.	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

32.1.3.	have and shall maintain in place throughout the term of this Agreement its own policies and procedures, including adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements, and will enforce them where appropriate;

32.1.4.	promptly report to the Company any request or demand for any undue financial or other advantage of any kind received by the VAR in connection with the performance of this Agreement;

32.1.5.	immediately notify the Company (in writing) if a foreign public official becomes an officer or employee of the VAR or acquires a direct or indirect interest in the VAR (and the VAR warrants that it has no foreign public officials as officers, employees or direct or indirect owners at the date of this Agreement);

32.2.	The VAR shall ensure that any Person associated with the VAR who is performing services in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such Person terms equivalent to those imposed on the VAR in this Clause 32 (“Relevant Terms”). The VAR shall be responsible for the observance and performance by such Persons of the Relevant Terms, and shall be directly liable to the Company for any breach by such Persons of any of the Relevant Terms.

32.3.	Breach of this Clause 32 shall be deemed a material breach of this Agreement.

32.4.	For the purpose of this Clause 32 the meaning of adequate procedures and foreign public official whether a Person is associated with another Person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), sections 6(5) and 6(6) of that Act and section 8 of that Act respectively. For the purposes of this Clause 32 a Person associated with the VAR includes any subcontractor of the VAR.

33.	Language and Communications

All documentation and communications required under this Agreement shall be in the English language.

34.	Entire Agreement

This Agreement, together with its Annexes, constitutes the entire agreement between the Parties and supersedes any prior understandings and communications, whether written or oral, between the Parties relating to the matters addressed herein. Nothing in this Agreement shall reduce or limit either Party’s liability for fraud or fraudulent misrepresentation.

35.	Relationship of Parties

The Parties intend that the relationship created between them by this Agreement shall be as independent contractors. This Agreement is not to be construed in any way as creating any partnership, principal-agent, master-servant, joint venture or other similar relationship between the Parties.

36.	Order of Precedence

Unless expressly agreed otherwise between the Parties in writing, the following order of precedence shall apply:

36.1.	the main body of this Agreement and Annex 0 – Scope of Services;

36.2.	Annex 2 – Wholesale Prices; and

36.3.	the remainder of the Annexes to this Agreement not listed in Clause 36.1 and Clause 36.2 above.

37.	Governing Law

37.1.	The construction, validity and performance of this Agreement and all matters arising from or connected with it are governed by English law and, save for any application for injunctive relief made by either Party (which may be made in any court of competent jurisdiction), any dispute or difference of any kind whatever arising under, out of, or in connection with this Agreement shall be subject to the provisions of Clause 20 hereof.

37.2.	If so requested in writing by the Company, the VAR shall, within thirty (30) days of such request, appoint an agent for service of process or any other document or proceedings in England in relation to the subject matter of this Agreement, and shall notify the Company forthwith. The address of the Company for service of such process and any other such document or proceedings shall be those specified in Clause 25, unless and until any alternative addresses are notified to the VAR for that purpose.

AS WITNESS duly authorised representatives of the Parties have signed this Agreement on the day and year above written.

Signed by	)
a duly authorized	)
representative of	)
INMARSAT SA:	)	/s/ Leo Mondale	Signature

Signed by [Insert Name],	)	David Russell
a duly authorized	)	SVP International OPS
representative of	)
Gogo LLC:	)	/s/ David Russell	Signature

18 December, 2012

David Russell SVP International Operations

Gogo LLC.

1250 N. Arlington Heights Rd, Suite 500

Itasca, IL 60143

Dear David,

I write with reference to the Global Xpress Subscription Services Agreement (“GXSSA”) between Inmarsat SA. (“Inmarsat”) and GoGo LLC. (“GoGo”) (with Inmarsat and GoGo also referred to individually as “Party” and together as the “Parties”). The purpose of this letter is to memorialize [***].

The Parties have agreed as follows:

[***]

The terms of this letter are intended to be legally binding and shall be governed by the laws of England and Wales. Any dispute, controversy or claim arising out of or relating to the subject matter of this letter shall be referred to and finally resolved by arbitration in accordance with the dispute resolution provisions contained in Clause 20 of the GXSSA.

For the avoidance of doubt, save that the Parties may disclose the contents of this letter: (a) to each of their respective legal advisors, auditors and employees to the extent necessary in order to carry out their obligations hereunder; (b) to any court of competent jurisdiction or any Governmental Body or regulatory authority as required to comply with applicable laws or regulations (including but not limited to the U.S. Securities and Exchange Commission, or any other listing or securities authority); or (c) otherwise as required by law, regulation or order, the contents of this letter shall be treated as Confidential Information in accordance with the terms of the GXSSA.

Please confirm that this letter correctly sets out the understanding between us by countersigning the enclosed copy of this letter in the space below and returning it to us.

Please acknowledge this letter by signing in the space provided below.

Sincerely,

By:	/s/ Leo Mondale

For:	Inmarsat SA

Agreed to by Gogo LLC on this 18 day of December 2012:

By:	/s/ David Russell

Name:	David Russell

Title:	SVP International OPS

18 December, 2012

David Russell SVP International Operations

Gogo LLC.

1250 N. Arlington Heights Rd, Suite 500

Itasca, IL 60143

Dear David,

I write with reference to the Global Xpress Subscription Services Agreement (“GXSSA”) between Inmarsat SA. (“Inmarsat”) and Gogo LLC (“GoGo”) (with Inmarsat and GoGo also referred to individually as “Party” and together as the “Parties”). The purpose of this letter is to memorialize the agreement between Inmarsat and Gogo to clarify and, in certain cases, vary the terms of the GXSSA as specifically applied to GoGo. Accordingly, the terms specified in this letter shall apply to the GXSSA between Inmarsat and GoGo, and this letter shall be deemed to be a part of the GXSSA and is hereby incorporated therein by reference.

The Parties have agreed as follows:

[***]

The terms of this letter are intended to be legally binding and shall be governed by the laws of England and Wales. Any dispute, controversy or claim arising out of or relating to the subject matter of this Letter shall be referred to and finally resolved by arbitration in accordance with the dispute resolution provisions contained in Clause 20 of the GXSSA.

For the avoidance of doubt, save that the Parties may disclose the contents of this letter: (a) to each of their respective legal advisors, auditors and employees to the extent necessary in order to carry out their obligations hereunder; (b) to any court of competent jurisdiction or any Governmental Body or regulatory authority as required to comply with applicable laws or regulations (including but not limited to the U.S. Securities and Exchange Commission, or any other listing or securities authority); or (c) otherwise as required by law, regulation or order, the contents of this letter shall be treated as Confidential Information in accordance with the terms of each of the GXSSA.

Please confirm that this letter correctly sets out the understanding between us by countersigning the enclosed copy of this letter in the space below and returning it to us. This letter, when read together with the GXSSA, will then constitute a binding agreement between the Parties.

Please acknowledge this letter by signing in the space provided below.

Sincerely,

By:	/s/ Leo Mondale

For:	Inmarsat SA

Agreed to by Gogo LLC on this 18 day of December 2012:

By:	/s/ David Russell

Name:	David Russell

Title:	SVP International OPS

Annex 0

Scope of Services

1.	Aviation Market Sector

1.1	The terms and conditions set out in this Section 1 of this Annex 0 – Scope of Services shall only apply to the provision of Commercial Air Transport Sector Services (as defined below).

2.	Definitions

2.1	Unless expressly stated otherwise in this Annex 0 – Scope of Services, defined terms shall have the meaning set out in the Agreement. In this Annex 0 – Scope of Services, the following expressions shall have the following meanings, unless the subject or the context otherwise requires.

•

“Commercial Air Transport” means that sector of aviation that concerns the operation or use of an aircraft for the carriage of passengers, cargo or mail for remuneration or hire and for the avoidance of doubt excludes Governmental Aeronautical Sector.

•

“Government Aeronautical Sector” means the market comprised of all military and national government agency aircraft and any aircraft operated by or on behalf of a military or national government organization, or an international military or governmental coalition organization such as NATO, but excluding aircraft that are operated by a commercial airline on behalf of a government body which shall be dealt with on a case-by-case basis.

•

“Global Service Availability Date” means the date or dates upon which the Company makes available the Services to the VAR under this Agreement, such date in any event being no earlier than the later of (i) the date of Global Launch; and (ii) the date on which Satellite Terminals are available in the market.

•	“Territory” means the territories set out in Section 3 below.

1

3.	Scope of Services

3.1	The table set out below specifies segments of the Aviation market and the Territory in which, the VAR is authorised to distribute the Services and the applicable Service Term.

Vertical Market	Market Segment	Territory Scope	Service Term	Initiation of Services
Aviation	Commercial Air Transport	Worldwide	[***]	Global Service Availability Date

3.2	This Table of Annex 0 shall be exempt from the Company’s right of amendment in accordance with Clause 26.1 of the Agreement.

4.	Specific Regulatory Obligations of the Company:

4.1	The Company shall use all reasonable endeavours to procure and maintain any Governmental Authorisations necessary to provide the radio communications link from the antenna of the Satellite Terminal to the associated SAS. For clarify, the Company will only be responsible for Governmental Authorisations for radio communications or other communications services that are external to the aircraft. The Company is not responsible for any Governmental Authorisations (including service or frequency authorizations) for any radio or other communications services that occur within the skin of the aircraft (including WiFi or cellular connection). In some cases, the Company will not be able to hold Governmental Authorisation directly due to local requirements and in such event, the Company will make reasonable endeavours to secure Governmental Authorisations through a third party.

4.2	The Parties recognise that the Governmental Authorisations referred to in the above paragraph:

i.	may not be obtained or permitted in all relevant countries where the Services are used and/or

ii.	may not obtained by the Effective Date and/or;

iii.	may be subject to technical or operational restrictions.

2

5.	Notice of Withdrawal

5.1	For the purposes of Article 15.3 in the Agreement, the period of written notice to the VAR shall be not less than forty-eight (48) months. This notice period shall be exempt from the Company’s right of amendment in accordance with Clause 26.1 of the Agreement.

6.	Compliance with Restrictions

6.1	Pursuant to Clause 17.2.5 of the Agreement, failure by the VAR to comply with the following restrictions shall entitle the Company to terminate the Agreement in accordance with Clause 17.2 of the Agreement

i.	the VAR fails to comply with the terms and conditions set out in this Annex 0;

3

GLOBAL XPRESS

AVIATION SUBSCRIPTION SERVICES DESCRIPTION

The information contained herein is confidential and proprietary to Inmarsat, and may not be used, reproduced, or disclosed to others. The recipient of this information, by its retention and use agrees to protect this document and the information contained herein from loss, theft or compromise.

Revision History

Record of Change

Version	Date	Reason for Change
Version 1.0	2012/03/09	External Release
Version 1.1	2012/03/12	Update to Section 4.3.2
Version 1.2	2012/06/27	Proposed revisions following April discussions with Gogo
Version 1.3	2012/06/29	Further internal review
Version 1.4	25/09/12	Proposed revisions following September discussions with Gogo
Version 1.5	05/11/12	Revisions to text, following Gogo’s feedback.
Version 1.6	08/11/12	Draft reviewed with Gogo during meeting
Version 1.7	18/11/12	Proposed ISA draft
Version 1.8	27/11/12	Clean Version for Gogo
Version 1.9	06/11/12	Clean Version following review of typos with Gogo

Sign Off Sheet

Name	Title	Date	Signature

Document Status Page

Issue	Update	Date	Modified Pages

TABLE OF CONTENTS

[***]

v

LIST OF TABLES

No table of figures entries found.

LIST OF FIGURES

Figure 1 : [***]	10

Figure 2 – [***]	12

Figure 3: [***]	14

[***]

1

Inmarsat SA

Global Xpress Subscription Services Agreement (GX SSA)

Commercial Air Transport

Annex 2

Wholesale Prices

Version 2.0, dated 06 December 2012

Effective from December 2012

Contents:

1.	Pricing Glossary			3
2.	Introduction and Strategic Objectives			4
3.	Wholesale Price Structure			5
	3.1.	Activation Charge		5
	3.2.	Subscription Service Plan		5
		3.2.1.	Commercial Air Transport	6
		3.2.2.	Volume Data Allowance	6
		3.2.2.1.	Allowance Under Usage	6
		3.2.2.2.	Allowance Over Usage	6
		3.2.3.	Go to Market Promotional Service Plan	6
		3.3.	Minimum Period	7
		3.4.	Start of Charging	8
		3.5.	Promotions	8
4.	Changes to Subscription Service Plans			8
	4.1.	[***]		8
		4.1.1.	Introduction of Services	8
		4.1.2.	Additional Provisions	8
	4.2.	[***]		8
5.	Non Price Discrimination			9
6.	Payment Terms			9
Attachment 1 – CAT Subscription Services Pricing Terms and Conditions				9
1.	Confidentiality			10
2.	Service Plan Management			10
3.	Service Notifications			10
4.	Initiation of Charges			10
5.	BSS Principles			10
6.	Activation Fee			11
7.	Subscription Charges and Subscription Termination			11
8.	Subscription Service Plan Categorisation			12
9.	Ability to Change Terms and Conditions or Pricing			12

2

1.	Pricing Glossary

Key terms used in this Annex 2 have the following meanings:

•	“BSS” – the Company’s Business Support System, encompassing customer relationship management and billing functions;

•	“CIR” – the guaranteed Committed Information Rate as defined in Annex 1;

•	“Downlink” – the direction of the communication path from the Satellite to the aircraft;

•	“MIR” – the Maximum Information Rate (or burst rate), as defined in Annex 1;

•	“Provisioning” or “Provisioned” or “Provision” – the assignment of the relevant SSP to the Satellite Terminal, including other configuration options and parameters as defined in Annex 1;

•	“Subscription Charge” – monthly payment per service plan linked to an aircraft;

•	“Subscription Activation” – the initiation of service and charges to a Provisioned Satellite Terminal:

•	“Subscription Cancellation” or “Subscription Termination” – the withdrawal of Service to a Provisioned Satellite Terminal;

•	“Subscription Deactivation” – the temporary suspension of service to a Provisioned Satellite Terminal for a period not to exceed four (4) months;

•	“Subscription Service Plan” or “SSP” – this is the combination of CIR, MIR, Volume Data Allowance that is included within a monthly Subscription Charge (e.g., Plan CAT-1) as stated in Table 1;

•	“Subscription Suspension” – the temporary blockage of Service to a Provisioned Satellite Terminal;

•	“Uplink” the direction of the communication path from the aircraft to the Satellite;

•

“Volume Data Allowance” – this is an allowance with a predefined volume of Gigabytes (GB) against which data usage is decremented. Data usage is recorded at the Company’s Customer Portal and this shall be the sole source of data usage accounting. The volume allowance is taken as the aggregate of data transmitted in the Uplink and Downlink directions.

3

Data Usage Units:

1 Gigabyte (GB) = 1,024 Megabytes (MB)

1 Megabyte (MB) = 1,024 Kilobytes (KB)

1 Kilobyte (KB) = 1,240 Bytes

1 Byte = 8 bits

2.	Introduction and Strategic Objectives

This Annex sets out the wholesale prices for the Company’s Subscription Services for the Commercial Aviation Air Transport (CAT) market, including detailed terms and conditions related to such wholesale prices.

This Annex is not intended to and does not include all the technical details of the service and billing system configuration and operation; therefore, this document should be read in conjunction with the latest version of the following documents:

•	Product and Services Description(s), Annex 1

•	VAR Obligations and Performance. Annex 3

•	[***]

This document becomes effective as Annex 2 to the Agreement from the date shown on the cover sheet, and it applies only to services provided to the CAT market segment.

All wholesale prices and monetary amounts stated or referred to in this Annex 2 are denominated in United States Dollars (‘$’) unless otherwise specified.

All wholesale prices and monetary amounts stated or referred to in this Annex are exclusive of Value Added Tax (VAT), sales taxes and such similar taxes as the Company is obligated to add, impose or collect on or by reference to such wholesale charges and monetary amounts, (other than any taxes for which the Company is responsible in accordance with Clause 9 of the Agreement.

This Global Xpress (GX) pricing is an integral part of the Company’s overall strategy and proposition in respect of global mobile high-speed broadband services to the CAT market, where there is significant interest in deploying and extending the capabilities of in-flight services to include high-speed broadband access.

4

This pricing is designed to (i) provide a range of options to address these markets, underpinned by a competitive offering of pre-engineered Subscription Service Plans and (ii) facilitate how the VAR can enhance the overall value proposition to end-customers who wish to purchase these services.

3.	Wholesale Price Structure

All references to services in this document are to Global Xpress CAT Subscription Services unless otherwise stated.

A Subscription Charge applies to a single aircraft on a monthly basis.

3.1	Activation Charge

A Subscription Activation charge is a one-off administration charge of an amount not to exceed [***]. This will apply to each aircraft registered in the Inmarsat Network for the purposes of delivering these Services.

3.2	Subscription Service Plan

Subscription Service Plans are pre-engineered, non-customisable service plans characterised by Uplink and Downlink CIR, MIR, and a monthly fixed Volume Data Allowance for a given aircraft, and which may be upgraded or downgraded by the VAR, in accordance with this Annex.

The monthly fixed Volume Data Allowance is the total volume of data provided with each SSP (i.e., it includes data transmitted in the Downlink and in the Uplink directions).

The Company’s SSPs herein defined are for exclusive and sole use in the CAT market. Breach of this provision would constitute a material breach of the Agreement and without prejudice to any other rights the Company shall have the right to terminate the Agreement in accordance with Clause 17.1.1 of the Agreement. In addition, and without prejudice to any other rights, the Company shall have the right to charge the VAR retroactively for any amounts which would have been additionally payable if the appropriate sector market rates had been applied.

5

3.2.1	Commercial Air Transport:

In the CAT market, the main customer that a VAR will target is a commercial airline. The requirements of these customers may vary significantly by aircraft type and the segment in which it operates. The VAR delivers Services to the airlines through the Provision of an SSP that is consistent with the aircraft’s usage patterns, traffic requirements, etc. The VAR will be able to address these requirements, offering any of the following monthly CAT Subscription Service Plans:

Plan	Monthly Subscription Charges	Monthly Volume Data Allowance	Downlink CIR (Mbps)	Downlink MIR (Mbps)	Uplink CIR (Mbps)	Uplink MIR (Mbps)
CAT-1	[***]	[***]	[***]	[***]	[***]	[***]
CAT-2	[***]	[***]	[***]	[***]	[***]	[***]
CAT-3	[***]	[***]	[***]	[***]	[***]	[***]
CAT-4	[***]	[***]	[***]	[***]	[***]	[***]
CAT-5	[***]	[***]	[***]	[***]	[***]	[***]

Table 1: CAT Subscription Service Plans

As noted in Table 1, in the Uplink direction, from the aircraft to the Satellite, the CIR and MIR will be limited to 1/4 of the Downlink CIR and MIR respectively.

3.2.2	Volume Data Allowance

To enable the VAR manage variations in data consumption patterns of individual SSPs, the VAR is allowed to manage the Volume Data Allowance provided with each SSP, in accordance with the provisions set out below:

3.2.2.1	Allowance Under Usage

When a SSP’s Volume Data Allowance is not consumed in full in any given month, a SSP is allowed [***], as set out in Table 2 below:

	Volume Data Allowance (GB)	[***]
CAT-1	[***]	[***]
CAT-2	[***]	[***]
CAT-3	[***]	[***]
CAT-4	[***]	[***]

Table 2: Allowance Under Usage Limits

3.2.2.2	Allowance Over Usage

When a SSP’s Volume Data Allowance is consumed in full before the end of the month, the Volume Data Allowance can be replenished by purchasing additional data allowance as set out in Table 3 below:

	Minimum Purchase Amount (GB)	Charge ($/MB)
CAT-1	[***]	[***]
CAT-2	[***]	[***]
CAT-3	[***]	[***]
CAT-4	[***]	[***]

Table 3: Allowance Over Usage Limits and Charges

3.2.3	Go to Market Promotional Service Plan

To assist and stimulate the rapid uptake of GX Services in the Commercial Air Transport sector, the Company may consider offering the VAR a promotional Subscription Service Plan described

6

in Table 4, Table 5 and Table 6 subject always to (i) the VAR submitting such request to the Company in writing; (ii) the VAR providing details of the commercial bid in which such promotional SSP will be offered, and (iii) the VAR providing additional information that is reasonably requested by the Company in relation to the bid in which such promotional SSP will be offered. Any such request shall be subject to the approval of the Company on a case by case basis, but nonetheless not be unreasonably withheld.

The Company shall make the promotional Subscription Service Plan available for a period not to exceed [***] from Global Service Availability Date.

The Company shall have the right to withdraw or modify the promotional S5P at any time by giving the VAR prior notice as set out in section 4.1 of this Annex 2 in case of changes, or as set out in section 9 of Attachment 1 of this Annex 2, in case of withdrawal.

Plan	Monthly Subscription Charges	Monthly Volume Data Allowance (GB)	Downlink CIR (Mbps)	Downlink MIR (Mbps)	Uplink CIR (Mbps)	Uplink MIR (Mbps)
CAT-Promo	[***]	[***]	[***]	[***]	[***]	[***]

Table 4: Promotional Service Plan

As noted in Table 4, in the Uplink direction, from the aircraft to the Satellite, the CIR will be limited to 1 /4 of the Downlink CIR.

Plan	Maximum Monthly Corry Forward Amount (GB)
CAT-Promo	[***]

Table 5: Promotional Service Plan Allowance under Usage Limits

Plan	Minimum Purchase Amount (GB)	$/MB
CAT-Promo	[***]	[***]

Table 6: Promotional Service Plan Allowance Overage Charges

3.3	Minimum Period

Upon Subscription Activation, the VAR agrees to maintain the SSP active for a minimum duration period of twelve (12) consecutive months. When a Subscription Deactivation has taken place for operational reasons, including but not limited to aircraft maintenance, repairs, aircraft authority ordered grounding, etc, for a period not exceeding four (4) months in aggregate, the period of deactivation shall not count towards the minimum duration period of twelve (12) months. When a SSP has been suspended, other than by reason of Subscription Deactivation, the period of suspension shall count towards the minimum duration period of twelve (12) months.

7

3.4	Start of Charging

The Company’s BSS will identify the day of activation of the Service for charging purposes. When the day of Subscription Activation is any other than the 1st day of the calendar month, the monthly Subscription Charge shall be adjusted for the initial month on a pro-rata basis. Thereafter, the Subscription Charge will be applied for a full calendar month. For the avoidance of doubt, the SSP’s Volume Data Allowance, CIR and MIR will not be pro-rated.

3.5	Promotions

The Company may offer from time to time pricing and other types of promotions. These promotions shall have a short-term focus and tactical objectives, and shall normally be limited to a period of less than one year’s duration.

As Global Xpress Services and market opportunities evolve, the Company shall engage with the VAR as to the role and applicability of these promotions.

4. Changes to Subscription Service Plans

4.1	[***]

4.1.1	Introduction of Services

To assist the VAR in the introduction and early commercialisation of the Services, the Company agrees to not make unilateral changes, including price changes, to the Subscription Service Plans in section 3.2.1 and 3.2.2 [***]. This paragraph of Annex 2 shall continue in force until expiry as stated above and shall be exempt from the Company’s right of amendment in accordance with Clause 26.1 of the Agreement.

4.1.2	Additional Provisions

For contracts between the VAR and an airline [***], the VAR may request the Company not to make price increases to the Services it provides to the VAR that are offered by the VAR under that VAR contract [***]. Such request shall be subject to the approval of the Company on a case by case basis and subject to additional terms and conditions as negotiated between the VAR and the Company at the time of the request. The VAR should also provide information that is reasonably requested by the Company in order to evaluate the VAR’s request.

4.2	[***]

8

5.	Non Price Discrimination

The Company will apply the principle of non price discrimination in that it will be non-discriminatory to the VAR as regards the general principles it applies to its wholesale prices for such Services.

6.	Payment Terms

6.1	The first invoice for a newly activated SSP is based on the Subscription Activation date.

6.2	The first invoice will be adjusted to reflect any pro-ration of the first month’s monthly Subscription Charge where the date of Subscription Activation is not the first (1st) day of the month.

6.3	All payments except for the initial Subscription Charge period shall be made monthly in advance. All invoices shall be paid within [***] from the date of invoice.

6.4	A second invoice for the subsequent month’s Subscription Charge shall be raised on the same date as the first invoice and shall become payable on the same date as the invoice for the initial Subscription Charge period.

6.5	All further invoices shall be dated the 1st day of the immediately prior month.

6.6	Where applicable, Service Credits will be applied to the invoice immediately following the month in which the Service Credit was deemed to be due in accordance with [***].

6.7	[***]

Attachment 1 – CAT Subscription Services Pricing Terms and Conditions

Contents:

1.	Confidentiality	10
2.	Service Plan Management	10
3.	Service Notifications	10
4.	Initiation of Charges	10
5.	BSS Principles	10
6.	Activation Fee	11
7.	Subscription Charges and Subscription Termination	11
8.	Subscription Service Plan Categorisation	12
9.	Ability to Change Terms and Conditions or Pricing	12

9

1.	Confidentiality

The SSPs or prices included in this Annex are Confidential Information and shall be treated in accordance with Clause 23 (Confidentiality) of the Agreement.

2.	Service Plan Management

[***]

3.	Service Notifications

3.1	The Company will issue a Subscription Allowance Overage Notification to the VAR when a SSP exceeds its allowance for 3 months in any 9-month period and the Volume Data Allowance of said SSP has not been increased during the same period.

3.2	The Company will issue the VAR an email notification when the Volume Data Allowance limit for a SSP has been reached before the end of the calendar month.

3.3	The Company will issue the VAR an email notification once the application of throttling is started by the Company in accordance with Section 2.12 of this Attachment 1.

3.4	The Company will issue the VAR an email notification when a SSP has been suspended. Reasons for Subscription Suspension may include but are not limited to violation of regulatory restrictions, such as those described in Annex 1 – Product and Service Description(s). All reasons for Subscription Suspension will be detailed in the SSP’s information field in the Customer Portal.

3.5	Any questions the VAR may have arising from a Subscription Suspension shall be addressed to the Company’s customer service in accordance with the provisions set out in [***]

4.	Initiation of Charges

Notwithstanding any Provisioning of Satellite Terminals by the VAR, the Charges that will apply to such Satellite Terminals will be those that are applicable upon Subscription Activation.

5.	BSS Principles

[***]

10

6.	Activation Fee

6.1	The Subscription Activation fee is a one-time fee that applies to each Satellite Terminal to make it ‘live’ in the BSS with regard to a chosen SSP. The charge for this fee is defined in Section 3.1 of Annex 2.

6.2	Where a SSP has been suspended and then this Subscription Suspension is lifted, there will be no additional Subscription Activation fee.

6.3	The Subscription Activation fee is for a single aircraft SSP. The Subscription Activation fee is applied when the SSP is activated.

6.4	A Subscription Activation fee will be incurred only once for a new Subscription Activation.

6.5	No Subscription Activation fee shall be applied for a SSP upgrade or downgrade.

7.	Subscription Charges and Subscription Termination

7.1	The Subscription Charges commence when there is a Subscription Activation, irrespective of whether this is a new Subscription Activation or an upgrade to another SSP.

7.2	Subscription Charge pro-rating is based on the date of the Subscription Activation (including any upgraded service plans). Normal pro-rating rules apply (i.e., pro-rating will be based on the date of Subscription Activation and the number of days in the month of Subscription Activation). For the avoidance of doubt, a SSP’s Volume Data Allowance, CIR and MIR will not be pro-rated.

7.3	For a SSP downgrade, the Subscription Charge commences the 1st day of the next calendar month from the date of the downgrade. A SSP downgrade will not be pro-rated.

7.4	Subscriptions will continue to be charged after the minimum duration period has expired; this means that a Subscription Charge which is for a particular SSP will continue to be charged at that SSP’s rate until a service order is received to terminate the SSP or to move it onto another SSP. When the Company receives a service order to terminate a SSP, the Company shall terminate the SSP with immediate effect at the end of the month in which notice is given. The VAR shall have no further obligation to pay Subscription Charges for the SSP that has been terminated.

7.5	Should a SSP be suspended, then the full monthly Subscription Charge, i.e., without pro-ration, will continue to be payable during the period of suspension.

11

8.	Subscription Service Plan Categorisation

When an aircraft’s SSP is moved to another SSP, it is deemed to be either an upgrade or a downgrade depending on the increase or decrease in CIR/MIR and Volume Data Allowance.

Example

An aircraft is moved from Plan CAT-I to Plan CAT-3. As the new SSP has a higher CIR/MIR and Volume Data Allowance, this is considered to be an upgrade.

9.	Ability to Change Terms and Conditions or Pricing

9.1	The Company reserves the right to modify the terms and conditions or withdraw any of the SSPs (see Section 3.2 of Annex 2 above), except as set out in Section 4.1.1 of Annex 2.

9.2	The Company will provide a minimum of ninety (90) days notice to all Value Added Resellers prior to the withdrawal of any of these SSPs. The VAR shall not continue to sell SSPs following such notification.

9.3	In the event that the Company withdraws any of these SSPs, aircraft that at that time are using such SSPs shall be able to continue using their SSP for the remainder of the minimum duration period specified for that SSP. Once that minimum duration period has elapsed, that aircraft will be able to move to any of the alternative SSPs that are available at that time.

9.4	To facilitate this, the Company will, ninety (90) days prior to the cessation of the SSP, issue to the VAR, a list of the Satellite Terminals that are Provisioned for the SSP that is being withdrawn so that the VAR is able to arrange to migrate those Satellite Terminals onto an alternative SSP.

12

ANNEX 3

VALUE ADDED RESELLER (VAR) OBLIGATIONS AND PERFORMANCE

1	Definition of Terms

1.1.	Unless otherwise stated in this Annex, defined terms shall have the meaning set out in the front end of this Agreement.

“Regional Services” or “Regional Ka-band Services” – means the Services that are provided over Regional Coverage only.

2	Qualifying Business Plan (QBP) and Budgets

2.1	[***].

Table 1 – Annex 3: Milestones 2013-2014

End of Period	Milestone description

• Q2 2013	• [***]

• Q4 2013	• [***]

• Q4 2013	• [***]

• Q2 2014	• [***]

• Q2 2014	• [***]

This Table I of this Annex 3 shall continue in force until expiry as stated above and shall be exempt from the Company’s right of amendment in accordance with Clause 26.1 of the Agreement. Table I is subject to Clause 2.2 of this Annex 3.

3	VAR Obligations

3.1	[***].

4	Sales and Marketing Support

4.1	The VAR must be able to demonstrate, to the Company’s reasonable satisfaction, through its submission in response to the Inmarsal RFBP, the existence and deliverability of a fully-funded annual sales and marketing plan to support the sale and distribution of the Service(s).

1

5	Performance Reviews

5.1	[***].

6	VAR Obligations to its Service Providers

6.1	If requested by the Company, the VAR shall demonstrate to the Company’s reasonable satisfaction that the VAR has written agreements in place with downstream entities in the resale channel which place appropriate and proportional obligations on such entities to meet performance standards comparable to those required of the VAR by The Company as set out in the RFBP, this Annex and [***]. This does not apply where the VAR is selling services directly to an end user aeroplane passenger.

7	VAR Obligations to its Subscribers

7.1	If requested by the Company, the VAR shall demonstrate to the Company’s reasonable satisfaction that it has written agreements with its Subscribers which place appropriate and proportional obligations on the VAR to meet performance standards comparable to those required of the Company by the VAR as set out in the [***] of this Agreement. This does not apply where the VAR is selling services directly to an end user aeroplane passenger.

2

ANNEX 4

VALUE ADDED RESELLER (VAR) TECHNICAL PERFORMANCE CRITERIA

1.	INTRODUCTION

This Annex 4 – VAR Technical Performance Criteria shall apply to the managed Services provided over the Global Xpress system.

•	The objectives of this Annex are:

•	To describe the options for interconnection with the Company’s network;

•	To define the interconnectivity requirements of the VAR;

•	To define the level and scope of the technical support required from the VAR;

•	To outline the minimum information criteria to be provided on the Satellite Terminals provisioned on the Company’s network.

In addition this document also covers the connection to the GX Customer Portal M2M interface for configuring and monitoring the Satellite Terminals.

1.1.	Acronyms and Definitions

AOR – Atlantic Ocean Region

DID – Derived Identification

ICD – Interface Configuration Document

IMO – International Maritime Organisation

IOR – Indian Ocean Region

IP – Internet Protocol

M2M – Machine to Machine

MMP – Meet-me-Point

MPLS – Multi Protocol Label Switching

NMS – Network Management System

NOC – Network Operation Centre

POR – Pacific Ocean Region

RADIUS – Remote Authentication Dial In User Service

SAS – Satellite Access Station

1

2.	Interconnection

2.1.	Interconnectivity Options

If the VAR wishes to offer additional services to Subscribers beyond which is offered with standard SSPs, the Company provides the option for the VAR to interconnect to the Global Xpress network. If the VAR opts to implement these interconnections, the VAR shall comply with the criteria set out in this section 2.

The Company intends to deliver the traffic from each Satellite at the corresponding MMP, as designated below. The VAR shall collect all its traffic at:

•	the Amsterdam MMP, for IOR traffic;

•	the New York MMP, for AOR traffic;

•	the Sydney MMP, for POR traffic

The VAR shall connect to the Company’s edge routers installed at the MMP, as shown in Fig. 1:

[***]

Fig 1: Interconnection at the MMP

2

In addition to the above, the Company intends to have two options for the delivery of traffic to the VAR:

1)	Using authorised MPLS providers integrated with the Company’s backbone at each MMP locations, as illustrated in Fig. 2. The VAR will continue to pick up its traffic from each individual MMP, but the connectivity to the MMP will be provided, by an authorised third party.

[***]

Fig 2: Interconnection using a MPLS cloud.

2)	Using the Company’s backhaul services, should the VAR want to connect to the Company’s network at only one MMP, and collect all of its traffic from all satellites from that MMP. The Company will levy an additional charge, based on bandwidth requirements.

[***]

Fig 3: Interconnection using the Company’s backhaul services

2.2.	Interconnection Requirements

The following are technical requirements for VARs who are connecting their terrestrial infrastructure to the Company’s network:

[***]

3

2.3.	Technical Support Requirements

[***].

3.	Optional Interconnection to the Customer Portal’s M2M Interface

[***]

3.1.	M2M Portal Interface

a)	Connection to the M2M interface is defined in the Customer Portal ICD. The ICD will define a set of parameters, including but not limited to the methods to use to configure and monitor the Services, and the corresponding protocols and the messages that will be supported by the portal.

b)	The Company reserves the right to update the Customer Portal’s ICD whenever new features and software upgrades are required to support the Services. The Company will give VARs thirty (30) days advance notice whenever an upgrade of the ICD is being planned by the Company. The VAR shall implement any changes required to support the updated ICD within thirty (30) days from the date of the ICD release. ICD updates will target backward compatibility with the Services. All upgrades required on the VAR’s network and NMS systems shall be borne by the VAR.

c)	The Company will provide access to the Customer Portal over the internet, using an https point to point connection and the VAR’s source IP addresses. To maintain network security and integrity, the VAR shall provide the Company the full list of source IP addresses of the network devices and servers accessing the M2M interface. The Company shall not be held responsible for denying access to the M2M portal, if such event occurs due to the Company not having the updated list of source IP addresses.

4.	Terminal Provisioning Requirements

[***].

4

ANNEX 5

[***]

1